Exhibit 21

List of Subsidiaries

Registrant:  Colonial Bankshares, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation

Colonial Bank, FSB	100%	United States

Colonial Bank, FSB

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation

CB Delaware Investments, Inc.	100%	Delaware